Exhibit 99.1

BARE ESCENTUALS, INC. REPORTS THIRD QUARTER FISCAL 2006 RESULTS

Third Quarter Sales Increase 45% and Operating Income Grows 75%

SAN FRANCISCO, CA (November 7, 2006) — Bare Escentuals, Inc. (Nasdaq: BARE), today announced financial results for the three and nine months ended October 1, 2006.

Net sales for the third quarter of fiscal 2006 were $97.9 million, an increase of approximately 45% from $67.6 million recorded in the same period last year. Net income for the third quarter of fiscal 2006 was $8.9 million, or $0.12 per diluted share on approximately 73.5 million shares outstanding, compared to $9.4 million, or $0.13 per diluted share on approximately 70.8 million shares outstanding, in the third quarter of fiscal 2005. Operating income for the third quarter of fiscal 2006 was $34.6 million, an increase of approximately 75% from $19.8 million in the same period last year.

Net sales for the nine months ended October 1, 2006 were $284.0 million, an increase of approximately 58% from $179.9 million recorded in the same period last year. Net income for the first nine months of fiscal 2006 was $33.9 million, or $0.47 per diluted share on approximately 72.4 million shares outstanding, compared to $19.1 million, or $0.28 per diluted share on approximately 68.7 million shares outstanding, in the comparable period last year. Operating income for the first nine months of fiscal 2006 was $102.2 million, an increase of approximately 87% from $54.7 million in the same period last year.

“We are very pleased with the results achieved during the third quarter of fiscal 2006,” said Leslie Blodgett, Chief Executive Officer. “Our strong performance reflects Bare Escentuals’ continued growing brand awareness and the increasing consumer demand for our mineral-based products, and is a testament to the hard work and dedication of our entire organization. We at Bare Escentuals are extremely grateful for the loyalty and passion of our Bare Escentuals community, who helped us win our second consecutive Glamour magazine Glammy Award for Best Prestige Foundation.”

On October 4th, 2006, Bare Escentuals completed an initial public offering and raised approximately $373.9 million in net proceeds through the sale of 18.4 million shares of common stock, including 2.4 million shares of common stock from the exercise of the underwriters’ over-allotment option. Together with cash and cash equivalents, the Company used $372.5 million to repay a portion of the Company’s outstanding indebtedness and $1.8 million to terminate management agreements with Berkshire Partners LLC and JH Partners LLC.

Leslie Blodgett commented, “We are delighted to have successfully completed our initial public offering and we are extremely excited about our prospects for the future. Bare Escentuals pioneered the mineral-based cosmetics category and we believe that our leading market position, coupled with our solid relationships with our customers and reinforcing multi-channel distribution strategies, provides us with multiple long-term growth opportunities, both domestically and internationally. We plan to continue to selectively broaden our distribution and further increase brand awareness through media and customer-focused events.”

Guidance

For the fourth quarter of fiscal 2006, the Company expects sales to grow in the range of 28% to 33% from the same period last year and diluted earnings per share to be in the range of $0.12 to $0.13 on approximately 92.5 million shares outstanding. The Company expects sales for fiscal 2007 to grow in the range of 18% to 22% compared to fiscal 2006 and diluted earnings per share to be in the range of $0.81 to $0.86 on approximately 92.6 million shares outstanding.

Conference Call

Bare Escentuals, Inc. will host a conference call today, November 7, 2006 at 1:30 p.m. Pacific (4:30 p.m. Eastern). The call, which will be hosted by Leslie Blodgett, Chief Executive Officer; Diane Miles, President; and Myles McCormick, Chief Financial Officer and Chief Operations Officer, will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.bareescentuals.com. The webcast will also be archived online within one hour of the completion of the conference call and available at the Investor Relations section of the Company’s website at www.bareescentuals.com.

About Bare Escentuals, Inc.

Bare Escentuals, Inc. is one of the fastest growing prestige cosmetic companies in the United States and a leader in mineral-based cosmetics. The Company utilizes a distinctive marketing strategy and multi-channel distribution model to develop, market and sell cosmetics, skin care, and body care products under its i.d. bareMinerals, i.d., RareMinerals and namesake Bare Escentuals brands, and professional skin care products under its md formulations brand through infomercials, home shopping television, specialty beauty retailers, company-owned boutiques and spas and salons.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives and future operations and estimates of our financial results and capital expenditures for future periods. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to: changes in consumer preferences or the reduction in demand for mineral-based products, fluctuations in sales of our products by key customers, increased competition within the beauty industry, our ability to manage our growth effectively, our ability to sustain our growth or profitability, our ability to attract and maintain the services of our senior management and key employees, limited experience of our senior management team working together as a group, our ability to open and operate new boutiques successfully, effectiveness of our media spend, failure of our suppliers or manufacturers to produce or deliver our products in a timely and cost-effective manner, changes in general economic or market conditions and other risk factors detailed in our filings with the Securities and Exchange Commission (“the SEC”), including Risk Factors contained in our final prospectus relating to our initial public offering filed pursuant to Rule 424(b) under the Securities Act of 1933, and available at the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Contact:	Andrew Greenebaum / Christine Lumpkins
Integrated Corporate Relations, Inc.
agreenebaum@icrinc.com ; clumpkins@icrinc.com
(310) 954-1100

BARE ESCENTUALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except percentages and per share data)

	Three months ended
	October 1, 2006		October 2, 2005
Sales, net	$97,947	100.0%	$67,634	100.0%
Cost of goods sold	26,890	27.5	19,308	28.5
Gross profit	71,057	72.5	48,326	71.5
Expenses:
Selling, general and administrative	34,467	35.2	26,210	38.7
Depreciation and amortization	552	0.5	324	0.5
Stock-based compensation	1,365	1.4	310	0.5
Restructuring charges	114	0.1	643	0.9
Asset impairment charge	—	0.0	1,055	1.6
Operating income	34,559	35.3	19,784	29.3
Interest expense, net	(19,375)	(19.8)	(4,273)	(6.4)
Debt extinguishment costs	—	0.0	—	0.0
Income before provision for income taxes	15,184	15.5	15,511	22.9
Provision for income taxes	6,304	6.4	6,135	9.0
Net income	$8,880	9.1%	$9,376	13.9%

Net income per share:
Basic	$0.13		$0.14
Diluted	$0.12		$0.13

Weighted-average shares used in per share calculations:
Basic	70,839		68,270
Diluted	73,511		70,830

	Nine months ended
	October 1, 2006		October 2, 2005
Sales, net	$284,047	100.0%	$179,946	100.0%
Cost of goods sold	79,023	27.8	50,498	28.1
Gross profit	205,024	72.2	129,448	71.9
Expenses:
Selling, general and administrative	97,323	34.3	71,489	39.7
Depreciation and amortization	1,523	0.5	676	0.4
Stock-based compensation	3,832	1.4	930	0.5
Restructuring charges	114	0.0	643	0.3
Asset impairment charge	—	0.0	1,055	0.6
Operating income	102,232	36.0	54,655	30.4
Interest expense, net	(40,614)	(14.3)	(12,576)	(7.0)
Debt extinguishment costs	(3,391)	(1.2)	(10,558)	(5.9)
Income before provision for income taxes	58,227	20.5	31,521	17.5
Provision for income taxes	24,339	8.6	12,468	6.9
Net income	$33,888	11.9%	$19,053	10.6%

Net income per share:
Basic	$0.48		$0.28
Diluted	$0.47		$0.28

Weighted-average shares used in per share calculations:
Basic	69,920		67,217
Diluted	72,361		68,702

BARE ESCENTUALS, INC.
NET SALES BY BUSINESS SEGMENT AND DISTRIBUTION CHANNEL
(in thousands, except percentages)

	Three Months Ended
	October 1, 2006		October 2, 2005
Retail
Infomercial	$33,418	34.1%	$25,295	37.4%
Boutiques	14,695	15.0	8,708	12.9
Total retail	48,113	49.1	34,003	50.3
Wholesale
Premium wholesale	28,375	29.0	14,467	21.4
Home shopping television	8,862	9.1	8,299	12.3
Spas and salons	8,058	8.2	5,804	8.5
International	4,539	4.6	5,061	7.5
Total wholesale	49,834	50.9	33,631	49.7
Sales, net	$97,947	100.0%	$67,634	100.0%

	Nine Months Ended
	October 1, 2006		October 2, 2005
Retail
Infomercial	$95,756	33.7%	$70,298	39.1%
Boutiques	38,974	13.7	24,636	13.7
Total retail	134,730	47.4	94,934	52.8
Wholesale
Premium wholesale	77,280	27.2	31,047	17.2
Home shopping television	36,145	12.7	25,846	14.4
Spas and salons	22,972	8.1	16,887	9.4
International	12,920	4.6	11,232	6.2
Total wholesale	149,317	52.6	85,012	47.2
Sales, net	$284,047	100.0%	$179,946	100.0%

BARE ESCENTUALS, INC.
CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	October 1, 2006	January 1, 2006	October 2, 2005
	(Unaudited)		(Unaudited)
Cash and cash equivalents	$7,498	$18,675	$9,371
Inventories	59,044	34,331	36,910
Accounts receivable, net of allowances	28,029	17,891	17,385
Total current assets	106,961	77,126	67,382
Total assets	138,695	94,895	85,796
Accounts payable	27,352	12,974	18,449
Accrued liabilities	19,361	16,343	8,799
Total current liabilities	64,970	42,411	35,495
Current portion of long-term debt	17,963	12,667	7,750
Long-term debt	690,045	377,166	197,750
Total stockholders’ equity (deficit)	$(619,579)	$(327,432)	$(151,403)